AIRCRAFT GENERAL TERMS AGREEMENT

                                    AGTA-AAT

                                     between

                               THE BOEING COMPANY

                                       and

                            American Trans Air, Inc.


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                                TABLE OF CONTENTS
                                                                       PAGE
     ARTICLES                                                         NUMBER
     --------                                                         ------

        1.     Subject Matter of Sale                                      1

        2.     Price, Taxes and Payment                                    1

        3.     Regulatory Requirements and Certificates                    3

        4.     Detail Specification; Changes                               4

        5.     Representatives, Inspection, Demonstration Flights,
               Test Data and Performance Guarantee Compliance              4

        6.     Delivery                                                    5

        7.     Excusable Delay                                             5

        8.     Risk Allocation/Insurance                                   7

        9.     Assignment, Resale or Lease                                 8

        10.    Termination for Certain Events                              9

        11.    Notices                                                    10

        12.    Miscellaneous                                              10

     EXHIBITS

         A          Buyer Furnished Equipment Provisions Document

         B          Customer Support Document

         C          Product Assurance Document


APPENDICES

         I          Insurance Certificate

        II          Purchase Agreement Assignment

        III         Post-Delivery Sale Notice

        IV          Post-Delivery Lease Notice

         V          Purchaser's/Lessee's Agreement

        VI          Owner Appointment of Agent - Warranties

        VII         Contractor Confidentiality Agreement


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                AIRCRAFT GENERAL TERMS AGREEMENT NUMBER AGTA-AAT

                                     between

                               The Boeing Company

                                       and

                            American Trans Air, Inc.

                                   Relating to

                                 BOEING AIRCRAFT


                  This Aircraft General Terms Agreement Number AGTA-AAT (AGTA) between The Boeing Company, including its wholly-owned subsidiary McDonnell Douglas Corporation, (Boeing) and American Trans Air, Inc. (Customer) will apply to all Boeing aircraft contracted for purchase from Boeing by Customer after the effective date of this AGTA.

Article 1.        Subject Matter of Sale.
                  ----------------------

                  1.1 Aircraft. Boeing will manufacture and sell to Customer and Customer will purchase from Boeing aircraft under purchase agreements that incorporate the terms and conditions of this AGTA.

                  1.2 Buyer Furnished Equipment. Exhibit A, Buyer Furnished Equipment Provisions Document to the AGTA, contains the obligations of Customer and Boeing with respect to equipment purchased and provided by Customer, which Boeing will receive, inspect, store, and install in an aircraft before delivery to Customer. This equipment is defined as Buyer Furnished Equipment (BFE).

                  1.3 Customer Support. Exhibit B, Customer Support Document to the AGTA, contains the obligations of Boeing relating to Materials (as defined in Part 3 thereof), training, services, and other things in support of aircraft.

                  1.4 Product Assurance. Exhibit C, Product Assurance Document to the AGTA, contains the obligations of Boeing and the suppliers of equipment installed in each aircraft at delivery relating to warranties, patent indemnities, software copyright indemnities, and service life policies.

Article 2.        Price, Taxes, and Payment.
                  -------------------------

                  2.1      Price.
                           -----

     2.1.1 Airframe Price is defined as the price of the airframe for a specific model of aircraft described in a purchase agreement. (For Models 717-200, 737-600, 737-700, 737-800 and 737-900, the Airframe Price includes the engine price at its basic thrust level.)

     2.1.2 Optional Features Prices are defined as the prices for optional features selected by Customer for a specific model of aircraft described in a purchase agreement.

     2.1.3 Engine Price is defined as the price set by the engine manufacturer for a specific engine to be installed on the model of aircraft described in a purchase agreement (not applicable to Models 717-200, 737-600, 737-700, 737-800 and 737-900).

     2.1.4 Aircraft Basic Price is defined as the sum of the Airframe Price, Optional Features Prices, and the Engine Price, if applicable.

     2.1.5 Escalation Adjustment is defined as the price adjustment to the Airframe Price (which includes the basic engine price for Models 717-200, 737-600, 737-700 737-800 and 737-900) and the Optional Features Prices resulting from the calculation using the economic price formula contained in the Airframe Escalation Adjustment to the applicable purchase agreement. The price adjustment to the Engine Price for all other models of aircraft will be calculated using the economic price formula in the Engine Escalation Adjustment to the applicable purchase agreement.

     2.1.6 Advance Payment Base Price is defined as the estimated price of an aircraft rounded to the nearest thousand dollars, as of the date of signing a purchase agreement, for the scheduled month of delivery of such aircraft using commercial forecasts of the Escalation Adjustment.

     2.1.7 Aircraft Price is defined as the total amount Customer is to pay for an aircraft at the time of delivery, which is the sum of the Aircraft Basic Price, the Escalation Adjustment, and other price adjustments made pursuant to the purchase agreement.

                  2.2      Taxes.
                           -----

     2.2.1 Taxes. Taxes are defined as all taxes, fees, charges, or duties and any interest, penalties, fines, or other additions to tax, including, but not limited to sales, use, value added, gross receipts, stamp, excise, transfer, and similar taxes imposed by any domestic or foreign taxing authority, arising out of or in connection with the performance of the applicable purchase agreement or the sale, delivery, transfer, or storage of any aircraft, BFE, or other things furnished under the applicable purchase agreement. Except for U.S. federal or California State income taxes imposed on Boeing or Boeing's assignee, and Washington State business and occupation taxes imposed on Boeing or Boeing's assignee, Customer will be responsible for and pay all Taxes. Customer is responsible for filing all tax returns, reports, declarations and payment of any taxes related to or imposed on BFE.

     2.2.2 Reimbursement of Boeing. Customer will promptly reimburse Boeing on demand, net of additional taxes thereon, for any Taxes that are imposed on and paid by Boeing or that Boeing is responsible for collecting.



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                  2.3      Payment.
                           -------

     2.3.1 Advance Payment Schedule. Customer will make advance payments to Boeing for each aircraft in the amounts and on the dates indicated in the schedule set forth in the applicable purchase agreement.

     2.3.2 Payment at Delivery. Customer will pay any unpaid balance of the Aircraft Price at the time of delivery of each aircraft.

     2.3.3 Form of Payment. Customer will make all payments to Boeing by unconditional wire transfer of immediately available funds in United States Dollars in a bank account in the United States designated by Boeing.

     2.3.4 Monetary and Government Regulations. Customer is responsible for complying with all monetary control regulations and for obtaining necessary governmental authorizations related to payments.

Article 3.        Regulatory Requirements and Certificates.
                  ----------------------------------------

                  3.1 Certificates. Boeing will manufacture each aircraft to conform to the appropriate Type Certificate issued by the United States Federal Aviation Administration (FAA) for the specific model of aircraft and will obtain from the FAA and furnish to Customer at delivery of each aircraft either a Standard Airworthiness Certificate or an Export Certificate of Airworthiness issued pursuant to Part 21 of the Federal Aviation Regulations.

     3.2  FAA  or  Applicable   Regulatory   Authority   Manufacturer   Changes.

     3.2.1 A Manufacturer Change is defined as any change to an aircraft, data relating to an aircraft, or testing of an aircraft required by the FAA to obtain a Standard Airworthiness Certificate, or by the country of import and/or registration to obtain an Export Certificate of Airworthiness.

     3.2.2 Boeing will bear the cost of incorporating all Manufacturer Changes into the aircraft:

     (i) resulting from requirements issued by the FAA prior to the date of the Type Certificate for the applicable aircraft;

     (ii) resulting from requirements issued by the FAA prior to the date of the applicable purchase agreement; and

     (iii) for any aircraft delivered during the 18 month period immediately following the date of the applicable purchase agreement (regardless of when the requirement for such change was issued by the FAA).

     3.2.3 Customer will pay Boeing's charge for incorporating all other Manufacturer Changes into the aircraft, including all changes for validation of an aircraft required by any governmental agency of the country of import and/or registration.

                  3.3      FAA Operator Changes.
                           --------------------

     3.3.1 An Operator Change is defined as a change in equipment that is required by Federal Aviation Regulations which (i) is generally applicable to transport category aircraft to be used in United States certified air carriage and (ii) the required compliance date is on or before the scheduled delivery month of the aircraft.

     3.3.2 Boeing will deliver each aircraft with Operator Changes incorporated or, at Boeing's option, with suitable provisions for the incorporation of such Operator Changes, and Customer will pay Boeing's applicable charges.

                  3.4 Export License. If an export license is required by United States law or regulation for any aircraft or any other things delivered under the purchase agreement, it is Customer's obligation to obtain such license. If requested, Boeing will assist Customer in applying for any such export license. Customer will furnish any required supporting documents.

Article 4.        Detail Specification; Changes.
                  -----------------------------

                  4.1 Configuration Changes. The Detail Specification is defined as the Boeing document that describes the configuration of each aircraft purchased by Customer. The Detail Specification for each aircraft may be amended
(i) by Boeing to reflect the incorporation of Manufacturer Changes and Operator Changes or (ii) by the agreement of the parties. In either case the amendment will describe the particular changes to be made and any effect on design, performance, weight, balance, scheduled delivery month, Aircraft Basic Price, Aircraft Price, and/or Advance Payment Base Price.

                  4.2 Development Changes. Development Changes are defined as changes to aircraft that do not affect the Aircraft Price or scheduled delivery month, and do not adversely affect guaranteed weight, guaranteed performance, or compliance with the interchangeability or replaceability requirements set forth in the applicable Detail Specification. Boeing may, at its option, incorporate Development Changes into the Detail Specification and into an aircraft prior to delivery to Customer.

     4.3 Notices. Boeing will promptly notify Customer of any amendments to a Detail Specification.

     Article 5. Representatives, Inspection, Demonstration Flights, Test Data and Performance Guarantee Compliance.

     5.1 Office Space. Twelve months before delivery of the first aircraft purchased, and continuing until the delivery of the last aircraft on firm order, Boeing will furnish, free of charge, suitable office space and equipment for the accommodation of up to three representatives of Customer in or conveniently located near the assembly plant.

     5.2 Inspection. Customer's representatives may inspect each aircraft at any reasonable time, provided such inspection does not interfere with Boeing's performance.

     5.3 Demonstration Flights. Prior to delivery, Boeing will fly each aircraft up to 4 hours to demonstrate to Customer the function of the aircraft and its equipment using Boeing's production flight test procedures. Customer may designate up to five representatives to participate as observers.

     5.4 Test Data; Performance Guarantee Compliance. Performance Guarantees are defined as the written guarantees in a purchase agreement regarding the operational performance of an aircraft. Boeing will furnish to Customer flight test data obtained on an aircraft of the same model to evidence compliance with the Performance Guarantees. Performance Guarantees will be met if reasonable engineering interpretations and calculations based on the flight test data establish that the particular aircraft being delivered under the applicable purchase agreement would, if actually flown, comply with the guarantees.

     5.5 Special Aircraft Test Requirements. Boeing may use an aircraft for flight and ground tests prior to delivery, without reduction in the Aircraft Price, if the tests are considered necessary by Boeing (i) to obtain or maintain the Type Certificate or Certificate of Airworthiness for the aircraft or (ii) to evaluate potential improvements that may be offered for production or retrofit incorporation.

Article 6.        Delivery.
                  --------

     6.1 Notices of Delivery Dates. Boeing will notify Customer of the approximate delivery date of each aircraft at least 30 days before the scheduled month of delivery and again at least 14 days before the scheduled delivery date.

     6.2 Place of Delivery. Each aircraft will be delivered at a facility selected by Boeingin the same state as the primary assembly plant for the aircraft.

     6.3 Bill of Sale. At delivery of an aircraft, Boeing will provide Customer a bill of sale conveying good title, free of encumbrances.

     6.4 Delay. If Customer delays acceptance of an aircraft beyond the scheduled delivery date, Customer will reimburse Boeing for all costs incurred by Boeing as a result of the delay.

Article 7.        Excusable Delay.
                  ---------------

     7.1 General. Boeing will not be liable for any delay in the scheduled delivery month of an aircraft or other performance under a purchase agreement caused by (i) acts of God; (ii) war or armed hostilities; (iii) government acts or priorities; (iv) fires, floods, or earthquakes; (v) strikes or labor troubles causing cessation, slowdown, or interruption of work; (vi) inability, after due and timely diligence, to procure materials, systems, accessories, equipment or parts; or (vii) any other cause to the extent such cause is beyond Boeing's control and not occasioned by Boeing's fault or negligence. A delay resulting from any such cause is defined as an Excusable Delay.

     7.2 Notice. Boeing will give written notice to Customer (i) of a delay as soon as Boeing concludes that an aircraft will be delayed beyond the scheduled delivery month due to an Excusable Delay and, when known, (ii) of a revised delivery month based on Boeing's appraisal of the facts.

     7.3 Delay in Delivery of Twelve Months or Less. If the revised delivery month is 12 months or less after the scheduled delivery month, Customer will accept such aircraft when tendered for delivery, subject to the following:

     7.3.1 The calculation of the Escalation Adjustment will be based on the previously scheduled delivery month.

     7.3.2 The advance payment schedule will be adjusted to reflect the revised delivery month.

     7.3.3 All other provisions of the applicable purchase agreement, including the BFE on-dock dates for the delayed aircraft, are unaffected by an Excusable Delay.

     7.4 Delay in Delivery of More Than Twelve Months. If the revised delivery month is more than 12 months after the scheduled delivery month, either party may terminate the applicable purchase agreement with respect to such aircraft within 30 days of the notice. If either party does not terminate the applicable purchase agreement with respect to such aircraft, all terms and conditions of the applicable purchase agreement will remain in effect.

     7.5 Aircraft Damaged Beyond Repair. If an aircraft is destroyed or damaged beyond repair for any reason before delivery, Boeing will give written notice to Customer specifying the earliest month possible, consistent with Boeing's other contractual commitments and production capabilities, in which Boeing can deliver a replacement. Customer will have 30 days from receipt of such notice to elect to have Boeing manufacture a replacement aircraft under the same terms and conditions of purchase, except that the calculation of the Escalation Adjustment will be based upon the scheduled delivery month in effect immediately prior to the date of such notice, or, failing such election, the applicable purchase agreement will terminate with respect to such aircraft. Boeing will not be obligated to manufacture a replacement aircraft if reactivation of the production line for the specific model of aircraft would be required.

     7.6 Termination. Termination under this Article will discharge all obligations and liabilities of Boeing and Customer with respect to any aircraft and all related undelivered Materials (as defined in Exhibit B, Customer Support Document), training, services, and other things terminated under the applicable purchase agreement, except that Boeing will return to Customer, without interest, an amount equal to all advance payments paid by Customer for the aircraft. If Customer terminates the applicable purchase agreement as to any aircraft, Boeing may elect, by written notice to Customer within 30 days, to purchase from Customer any BFE related to the aircraft at the invoice prices paid, or contracted to be paid, by Customer.

     7.7 Exclusive Rights. The termination rights in this Article are in substitution for all other rights of termination or any claim arising by operation of law due to delays in performance covered by this Article.

Article 8.        Risk Allocation/Insurance.
                  -------------------------

                  8.1      Title and Risk with Boeing.
                           --------------------------

     8.1.1 Boeing's Indemnification of Customer. Until transfer of title to an aircraft to Customer, Boeing will indemnify and hold harmless Customer and Customer's observers from and against all claims and liabilities, including all expenses and attorneys' fees incident thereto or incident to establishing the right to indemnification, for injury to or death of any person(s), including employees of Boeing but not employees of Customer, or for loss of or damage to any property, including an aircraft, arising out of or in any way related to the operation of an aircraft during all demonstration and test flights conducted under the provisions of the applicable purchase agreement, whether or not arising in tort or occasioned by the negligence of Customer or any of Customer's observers.

     8.1.2 Definition of Customer. For the purposes of this Article, "Customer" is defined as American Trans Air, Inc., its divisions, subsidiaries, affiliates, the assignees of each, and their respective directors, officers, employees, and agents.

                  8.2      Insurance.
                           ---------

     8.2.1 Insurance Requirements. Customer will purchase and maintain insurance acceptable to Boeing and will provide a certificate of such insurance that names Boeing as an additional insured for any and all claims and liabilities for injury to or death of any person or persons, including employees of Customer but not employees of Boeing, or for loss of or damage to any property, including any aircraft, arising out of or in any way relating to Materials, training, services, or other things provided under Exhibit B of the AGTA, which will be incorporated by reference into the applicable purchase agreement, whether or not arising in tort or occasioned by the negligence of Boeing, except with respect to legal liability to persons or parties other than Customer or Customer's assignees arising out of an accident caused solely by a product defect in an aircraft.  Customer will provide such  certificate  of insurance at least thirty
(30) days prior to the scheduled delivery of the first aircraft under a purchase agreement. The insurance certificate will reference each aircraft delivered to Customer pursuant to each applicable purchase agreement. Annual renewal certificates will be submitted to Boeing before the expiration of the policy periods. The form of the insurance certificate, attached as Appendix I, states the terms, limits, provisions, and coverages required by this Article 8.2.1. The failure of Boeing to demand compliance with this 8.2.1 in any year will not in any way relieve Customer of its obligations hereunder nor constitute a waiver by Boeing of these obligations.

     8.2.2 Noncompliance with Insurance Requirements. If Customer fails to comply with any of the insurance requirements of Article 8.2.1 or if any of the insurers fails to pay a claim covered by the insurance or otherwise fails to meet any of insurer's obligations required by Appendix I, Customer will provide the same protection to Boeing as that required by Article 8.2.1 above.

     8.2.3  Definition  of Boeing.  For  purposes of this  article,  "Boeing" is defined as The Boeing Company, its divisions, subsidiaries, affiliates, assignees of each, and their respective directors, officers, employees, and agents.

Article 9.        Assignment, Resale, or Lease.
                  ----------------------------

     9.1 Assignment. This AGTA and each applicable purchase agreement are for the benefit of the parties and their respective successors and assigns. No rights or duties of either party may be assigned or delegated, or contracted to be assigned or delegated, without the prior written consent of the other party, except:

     9.1.1 Either party may assign its interest to a corporation that (i) results from any merger, reorganization, or acquisition of such party and (ii) acquires substantially all the assets of such party;

     9.1.2 Boeing may assign its rights to receive money; and

     9.1.3 Boeing may assign any of its rights and duties to any wholly-owned subsidiary of Boeing.

     9.1.4 Boeing may assign any of its rights and duties with respect to Part 1, Articles 1, 2, 4 and 5 of Exhibit B, Customer Support Document to the AGTA, to FlightSafety Boeing Training International L.L.C.

     9.2 Transfer by Customer at Delivery. Boeing will take any requested action reasonably required for the purpose of causing an aircraft, at time of delivery, to be subject to an equipment trust, conditional sale, lien, or other arrangement for Customer to finance the aircraft. However, no such action will require Boeing to divest itself of title to or possession of the aircraft until delivery of and payment for the aircraft. A sample form of assignment acceptable to Boeing is attached as Appendix II.

     9.3 Sale or Lease by Customer After Delivery. If, following delivery of an aircraft, Customer sells or leases the aircraft (including any sale and lease-back for financing purposes), all of Customer's rights with respect to the aircraft under the applicable purchase agreement will inure to the benefit of the purchaser or lessee of such aircraft, effective upon Boeing's receipt of the written agreement of the purchaser or lessee, in a form satisfactory to Boeing, to comply with all applicable terms and conditions of the applicable purchase agreement. Sample forms of agreement acceptable to Boeing are attached as Appendices III and IV.

     9.4 Notice of Sale or Lease After Delivery. Customer will give notice to Boeing as soon as practicable of the sale or lease of an aircraft, including in the notice the name of the entity or entities with title and/or possession of such aircraft.

     9.5 Exculpatory Clause in Post-Delivery Sale or Lease. If, following the delivery of an aircraft, Customer sells or leases such aircraft and obtains from the transferee any form of exculpatory clause protecting Customer from liability for loss of or damage to the aircraft, and/or related incidental or consequential damages, including without limitation loss of use, revenue, or profit, Customer shall obtain for Boeing the purchaser's or lessee's written agreement to be bound by terms and conditions substantially as set forth in Appendix V. This Article 9.5 applies only if purchaser or lessee has not provided to Boeing the written agreement described in Article 9.3 above.

     9.6 Appointment of Agent - Warranty Claims. If, following delivery of an aircraft, Customer appoints an agent to act directly with Boeing for the administration of claims relating to the warranties under the applicable purchase agreement, Boeing will deal with the agent for that purpose, effective upon Boeing's receipt of the agent's written agreement, in a form satisfactory to Boeing, to comply with all applicable terms and conditions of the applicable purchase agreement. A sample form of agreement acceptable to Boeing is attached as Appendix VI.

     9.7 No Increase in Boeing Liability. No action taken by Customer or Boeing relating to the resale or lease of an aircraft or the assignment of Customer's rights under the applicable purchase agreement will subject Boeing to any liability beyond that in the applicable purchase agreement or modify in any way Boeing's obligations under the applicable purchase agreement.

Article 10.       Termination of Purchase Agreements for Certain Events.
                  -----------------------------------------------------

                  10.1     Termination.  If either party

                           (i) ceases doing business as a going concern, or suspends all or substantially all its business operations, or makes an assignment for the benefit of creditors, or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts; or

                           (ii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; commences any legal proceeding such as bankruptcy, reorganization, readjustment of debt, dissolution, or liquidation available for the relief of financially distressed debtors; or becomes the object of any such proceeding, unless the proceeding is dismissed or stayed within a reasonable period, not to exceed 60 days, the other party may terminate any purchase agreement with respect to any undelivered aircraft, Materials, training, services, and other things by giving written notice of termination.

     10.2 Repayment of Advance Payments. If Customer terminates the applicable purchase agreement under this Article, Boeing will repay to Customer, without interest, an amount equal to any advance payments received by Boeing from Customer with respect to undelivered aircraft.

Article 11.       Notices.
                  -------

                  All notices required by this AGTA or by any applicable purchase agreement will be in English, will be effective on the date of receipt, and will be transmitted by any customary means of written communication, addressed as follows:

                    Customer:          American Trans Air, Inc.
                                       7337 West Washington Street
                                       Indianapolis, IN 46231
                                       U.S.A.

                                       Attention:        Treasurer


                    Boeing:            Boeing Commercial Airplane Group
                                       P.O. Box 3707
                                       Seattle, Washington  98124-2207
                                       U.S.A.

                                       Attention:     Vice President - Contracts
                                                      Mail Code 21-34


Article 12.       Miscellaneous.
                  -------------

     12.1  Government  Approval.  Boeing and Customer  will assist each other in
obtaining   any   governmental   consents  or   approvals   required  to  effect
certification and sale of aircraft under the applicable purchase agreement.

     12.2 Headings. Article and paragraph headings used in this AGTA and in any purchase agreement are for convenient reference only and are not intended to affect the interpretation of this AGTA or any purchase agreement.

     12.3 GOVERNING LAW. THIS AGTA AND ANY PURCHASE AGREEMENT WILL BE INTERPRETED UNDER AND GOVERNED BY THE LAWS OF THE STATE OF WASHINGTON, U.S.A., EXCEPT THAT WASHINGTON'S CHOICE OF LAW RULES SHALL NOT BE INVOKED FOR THE PURPOSE OF APPLYING THE LAW OF ANOTHER JURISDICTION.

     12.4 Waiver/Severability. Failure by either party to enforce any provision of this AGTA or any purchase agreement will not be construed as a waiver. If any provision of this AGTA or any provision of any purchase agreement are held unlawful or otherwise ineffective by a court of competent jurisdiction, the remainder of the AGTA or the applicable purchase agreement will remain in effect.

     12.5 Survival of Obligations. The Articles and Exhibits of this AGTA including but not limited to those relating to insurance, DISCLAIMER AND RELEASE and the EXCLUSION OF CONSEQUENTIAL AND OTHER DAMAGES will survive termination or cancellation of any purchase agreement or part thereof.

     12.6 AGTA Changes. The intent of the AGTA is to simplify the standard contracting process for terms and conditions which are related to the sale and purchase of all Boeing aircraft. This AGTA has been mutually agreed to by the parties as of the date indicated below. From time to time the parties may elect, by mutual agreement to update, or modify the existing articles as written. If such changes are made, any existing executed Purchase Agreement(s) will be governed by the terms and conditions of the Revision level of the AGTA in effect based on the date of the executed Purchase Agreement.


DATED AS OF
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American Trans Air, Inc.                                      THE BOEING COMPANY


By                                                            By
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Its                                                          Its
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